As filed with the Securities and Exchange Commission on November 1, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ROCKET LAB USA, INC.

(Exact name of registrant as specified in its charter)

Delaware	98-1550340
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3881 McGowen Street

Long Beach, California 90808

(714) 465-5737

(Address of Principal Executive Offices)

Rocket Lab USA, Inc. 2021 Stock Option and Incentive Plan

Rocket Lab USA, Inc. 2021 Employee Stock Purchase Plan

Rocket Lab USA, Inc. Second Amended and Restated 2013 Stock Option and Grant Plan

(Full Title of the Plans)

Peter Beck

Rocket Lab USA, Inc.

President, Chief Executive Officer and Chairman

3881 McGowen Street

Long Beach, CA 90808

(714) 465-5737

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Craig Schmitz	Adam Spice
W. Stuart Ogg	Chief Financial Officer
Goodwin Procter LLP	Rocket Lab USA, Inc.
601 Marshall Street	3881 McGowen Street
Redwood City, CA 94063	Long Beach, CA 90808
(650) 752-3100	(714) 465-5737

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001 per share, that may be issued under the Rocket Lab USA, Inc. 2021 Stock Option and Incentive Plan	59,875,000(2)	$12.98(3)	$777,177,500	$72,044.35
Common Stock, par value $0.0001 per share, that may be issued under the Rocket Lab USA, Inc. 2021 Employee Stock Purchase Plan	9,980,000(4)	$12.98(3)	$129,540,400	$12,008.40
Common Stock, par value $0.0001 per share, that may be issued pursuant to the exercise of outstanding stock options under the Rocket Lab USA, Inc. Second Amended and Restated 2013 Stock Option and Grant Plan	17,961,684(5)	$1.04(6)	$18,680,151.36	$1,731.65
Common Stock, par value $0.0001 per share, that may be issued upon settlement of restricted stock units outstanding under the Rocket Lab USA, Inc. Second Amended and Restated 2013 Stock Option and Grant Plan	14,903,640(7)	$12.98(3)	$193,449,247.20	$17,932.75
Total	102,720,324		$1,118,847,298.56	$103,717.14

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement (this “Registration Statement”) also covers such additional and indeterminate number of securities as may become issuable pursuant to the provisions of the Rocket Lab USA, Inc. (the “Registrant”) 2021 Stock Option and Incentive Plan (the “Equity Incentive Plan”), the Rocket Lab USA, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”) and the Rocket Lab USA, Inc. Second Amended and Restated 2013 Stock Option and Grant Plan (the “2013 Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of outstanding shares of Registrant’s common stock, par value $0.0001 per share (the “Common Stock”).

(2)

Represents shares of Common Stock initially authorized and reserved for future issuance under the Equity Incentive Plan. The Equity Incentive Plan provides that an additional number of shares of Common Stock will automatically be added to the shares authorized for issuance under the Equity Incentive Plan on January 1 of each year (beginning January 1, 2022). The number of shares added each year will be equal to the lesser of: (i) 5% of the outstanding shares on the immediately preceding December 31 or (ii) such amount as determined by the Compensation Committee of the Registrant’s Board of Directors (the “Compensation Committee”).

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act, and based on $12.98, the average of the high and low sale prices of the Common Stock as reported on The Nasdaq Capital Market on October 27, 2021 (such date being within five business days of the date that this Registration Statement was filed with the U.S. Securities and Exchange Commission).

(4)

Represents shares of Common Stock initially authorized and reserved for future issuance under the ESPP. The ESPP provides that an additional number of shares of Common Stock will automatically be added to the shares authorized for issuance under the ESPP on January 1 of each year (beginning on January 1, 2022). The number of shares added each year will be equal to the lesser of: (i) 1% of the outstanding shares on the immediately preceding December 31, (ii) 9,980,000 shares of common stock, or (iii) such amount as determined by the Compensation Committee.

(5)

Represents shares of Common Stock that may be issued pursuant to the exercise of outstanding stock options under the 2013 Plan as assumed by the Registrant in the business combination on August 25, 2021 (the “Business Combination”) pursuant to and in accordance with the Agreement and Plan of Merger, dated as of March 1, 2021, as amended, by and among the Registrant (formerly known as Vector Acquisition Corporation), Rocket Lab USA, Inc. and Prestige Merger Sub, Inc. Following the Business Combination, no further grants will be made under the 2013 Plan, and to the extent outstanding options granted under the 2013 Plan are cancelled, forfeited or otherwise terminated without being exercised and would otherwise have been returned to the share reserve under the 2013 Plan, the number of shares of Common Stock registered hereby underlying such awards will be available for future awards under the Equity Incentive Plan.

(6)

Estimated pursuant to rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The price of $1.04 per share represents the weighted average exercise price per share of outstanding stock options under the 2013 Plan.

(7)

Represents shares of Common Stock that may be issued upon settlement of outstanding restricted stock units under the 2013 Plan as assumed by the Registrant in the Business Combination. Following the Business Combination, no further grants will be made under the 2013 Plan, and to the extent outstanding restricted stock units granted under the 2013 Plan are cancelled, forfeited or otherwise terminated without being settled and would otherwise have been returned to the share reserve under the 2013 Plan, the number of shares of Common Stock registered hereby underlying such awards will be available for future awards under the Equity Incentive Plan.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents filed with the Commission:

(a)

Prospectus relating to the Registrant’s Registration Statement on Form S-1, as amended (File No.  333-259797), filed with the Commission pursuant to Rule 424(b) under the Securities Act on October 7, 2021, which contains the audited financial statements of the Registrant for the latest fiscal year for which such statements have been filed;

(b)

The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Commission on March 31, 2021, as amended by Amendment No.  1 filed with the Commission on May 3, 2021 (File No. 001-39560);

(c)	The Registrant’s Quarterly Reports on Form 10-Q, for the quarters ended March 31, 2021 and June 30, 2021 (as filed with the Commission on May 24, 2021 and August 3, 2021, respectively);

(d)

The Registrant’s Current Reports on Form 8-K filed with the Commission on March  1, 2021, May 3, 2021, May 12, 2021, August 13, 2021, August  20, 2021, August  30, 3021, August 31, 2021 and October 12, 2021; and

(e)

The description of the Registrant’s Common Stock contained in the Registrant’s registration statement on Form 8-A (File No. 001-39560), filed by the Registrant with the Commission under Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) on September 24, 2020, including any amendments or reports filed for the purpose of updating such description.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the shares of Common Stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the DGCL are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act. As permitted by the DGCL, the Registrant’s Certificate of Incorporation contains provisions that eliminate the personal liability of directors for monetary damages for any breach of fiduciary duties as a director, except liability: (i) for any breach of a director’s duty of loyalty to the Registrant or its stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit. As permitted by the DGCL, the Bylaws of the Registrant provide that: (i) the Registrant is required to indemnify its directors and executive officers to the fullest extent permitted by the DGCL, subject to very limited exceptions; (ii) the Registrant may indemnify its other employees and agents as set forth in the DGCL; (iii) the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to very limited exceptions; and (iv) the rights conferred in the Bylaws are not exclusive.

The Registrant has also entered into indemnification agreements with each director and executive officer to provide these individuals additional contractual assurances regarding the scope of the indemnification set forth in the Certificate of Incorporation and Bylaws and to provide additional procedural protections. The indemnification provisions in the Certificate of Incorporation, Bylaws, and the indemnification agreements entered into or to be entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act. The Registrant carries liability insurance for its directors and officers. Certain of the Registrant’s directors will also indemnified by their employers with regard to service on our board of directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

EXHIBIT INDEX

Exhibit No.	Description

4.1	Certificate of Incorporation of Rocket Lab USA, Inc. (incorporated by reference to Exhibit 3.1 to the Form 8-K filed by Rocket Lab USA, Inc. on August 30, 2021).

4.2	Bylaws of Rocket Lab USA, Inc. (incorporated by reference to Exhibit 3.2 to the Form 8-K filed by Rocket Lab USA, Inc. on August 30, 2021).

5.1*	Opinion of Goodwin Procter LLP.

23.1*	Consent of WithumSmith+Brown, PC.

23.2*	Consent of Deloitte & Touche LLP.

23.3*	Consent of Goodwin Procter LLP (included as part of Exhibit 5.1).

24.1*	Power of Attorney (included on signature page of the Registration Statement).

99.1	Rocket Lab USA, Inc. 2021 Stock Option and Incentive Plan (incorporated by reference to Annex H to the Proxy Statement/Prospectus filed July 21, 2021).

99.2	Rocket Lab USA, Inc. 2021 Employee Stock Purchase Plan (incorporated by reference to Annex I to the Proxy Statement/Prospectus filed July 21, 2021).

99.3	Rocket Lab USA, Inc. Second Amended and Restated 2013 Stock Option and Grant Plan (incorporated by reference to Exhibit 10.10 to the Form 8-K filed by Rocket Lab USA, Inc. on August 30, 2021).

*	Filed herewith.

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Long Beach, California, on November 1, 2021.

Rocket Lab USA, Inc.

By:	/s/ Peter Beck
Name:	Peter Beck
Title:	President, Chief Executive Officer and Chairman

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Peter Beck and Adam Spice, and each of them, as his or her true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Peter Beck	President, Chief Executive Officer and Chairman	November 1, 2021
Peter Beck	(Principal Executive Officer)

/s/ Adam Spice	Chief Financial Officer	November 1, 2021
Adam Spice	(Principal Financial Officer and Principal Accounting Officer)

/s/ David Cowan	Director	November 1, 2021
David Cowan

/s/ Michael Griffin	Director	November 1, 2021
Michael Griffin

/s/ Matthew Ocko	Director	November 1, 2021
Matthew Ocko

/s/ Jon Olson	Director	November 1, 2021
Jon Olson

/s/ Merline Saintil	Director	November 1, 2021
Merline Saintil

/s/ Alex Slusky	Director	November 1, 2021
Alex Slusky

/s/ Sven Strohband	Director	November 1, 2021
Sven Strohband